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                                                                   Exhibit 10.37

                  Summary of Director Compensation Arrangements

      In accordance with the "Frequently Asked Questions" bulletin posted by the staff of the Division of Corporation Finance of the Securities and Exchange Commission on November 23, 2004 on the Securities and Exchange Commission's website, we are disclosing the following information that the Securities and Exchange Commission may deem to be material definitive agreements with our directors.

      Each director of the Company who is not also an employee receives an annual fee of $35,000, plus reimbursement of expenses incurred in attending meetings. In addition, members of the Compensation Committee receive an annual fee of $5,000, members of the Nominating and Corporate Governance Committee receive an annual fee of $5,000 and members of the Audit Committee receive an annual fee of $10,000. The Chairman of the Audit Committee also receives an additional annual fee of $30,000 for his services as Chairman of the Audit Committee.

      Pursuant to the Company's Director Plan, as amended, each person who is first elected or appointed to serve as a non-employee director of the Company automatically is granted an option to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant and each person who is re-elected or continues as a non-employee director at each subsequent annual meeting of shareholders automatically is granted an option to purchase 3,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. All options granted under the Director Plan become exercisable one year after the date of grant, except that they become immediately exercisable upon a "change in control" as defined in the Director Plan, and, unless terminated earlier by the terms of the option, expire ten years after the date of grant. Upon the exhaustion of shares available under the Director Plan, the Company will issue the same number of options under the 2004 Equity Incentive Plan to non-employee directors as described above.

      Pursuant to the Company's 2004 Equity Incentive Plan, each non-employee director automatically receives an annual restricted stock award of 3,000 shares (4,500 shares in the case of the Audit Committee Chairman). Directors who are first elected or appointed to the Board at any time other than an annual meting of shareholders will receive a prorated restricted stock award upon their initial election or appointment and will be eligible to receive annual grants of 3,000 shares at each annual meeting of shareholders thereafter. Generally, restricted stock awards are granted to the non-employee directors for no additional consideration and all restrictions will lapse one year after the date of grant or earlier upon a change of control. In lieu of restricted stock awards, the Company may issue restricted stock units or other equity compensation available under the 2004 Equity Incentive Plan on similar terms.

      Non-employee directors are reimbursed their out-of-pocket costs in attending Board and committee meetings.